Exhibit 99.2 Filed by Enterprise Financial Services Corp Pursuant to Rule 425 under the Securities Act of 1933 Subject Company: Seacoast Commerce Banc Holdings SEC Registration Statement No.: 333-248758 Enterprise Financial Services Corp 2020 Third Quarter Earnings Webcast

Forward-Looking Statements Some of the information in this report may contain “forward-looking statements” within the meaning of and intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include projections based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the Company's pending acquisition of Seacoast Commerce Banc Holdings ("Seacoast") and other acquisitions. Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.  Other factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions, including the Seacoast acquisition, into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which changed how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which we operate, as well as other risk factors described in the Company’s 2019 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws. 2

Notice to Seacoast Shareholders This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the Company’s proposed acquisition of Seacoast, the Company filed a registration statement on Form S-4 (File No. 333-248758) (the “Registration Statement”) with the SEC. The Registration Statement includes a preliminary proxy statement of Seacoast and a preliminary prospectus of the Company, which are jointly referred to as the proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. The Registration Statement was declared effective by the SEC on September 28, 2020. SHAREHOLDERS OF SEACOAST ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/ PROSPECTUS REGARDING THE ACQUISITION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND RELATED MATTERS. The final proxy statement/prospectus was mailed to Seacoast’s shareholders of record as of the close of business on September 24, 2020. Investors and security holders will be able to obtain the Registration Statement, the proxy statement/prospectus, and any other documents the Company has filed with the SEC, free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge by (1) accessing the Company’s website at www.enterprisebank.com under the “Investor Relations” link, (2) writing EFSC at 150 North Meramec, Clayton, Missouri 63105, Attention: Investor Relations, or (3) writing Seacoast at 11939 Rancho Bernardo Road, Suite 200, San Diego, CA 92128, Attention: Chief Financial Officer. Participants in Solicitation The Company and Seacoast and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Seacoast in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2020 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2020 and as amended by supplements to the proxy statement filed with the SEC on March 25, 2020 and April 15, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed acquisition. Free copies of this document may be obtained as described in the preceding paragraph. 3

Financial Highlights - Q3 '20 • Net Income $18.0 million; Earnings per Share $0.68 • PPNR* $38.0 million Earnings • ROAA 0.86%; PPNR ROAA* 1.81% • ROATCE* 10.94% • Total Loans $6.1 billion Loans & • PPP Loans $819.1 million • Loan/Deposits 92% Deposits • Total Deposits $6.7 billion • Noninterest-bearing Deposits/Total Deposits 29% • Nonperforming Assets/Assets 0.53% Asset • Nonperforming Loans/Loans 0.65% Quality • Allowance Coverage Ratio 2.01% • Tangible Common Equity/Tangible Assets - 7.99%; Adjusted for PPP* Capital 8.89% • Dividend of $0.18 per share *A Non-GAAP Measure, Refer to Appendix for Reconciliation. 4

Areas of Focus Closing and Integration of Seacoast Commerce Banc Holdings and Seacoast Commerce Bank • Received FDIC approval and a waiver from the Federal Reserve • Missouri Division of Finance approval pending • Seacoast shareholder approval pending (special meeting scheduled for November 6, 2020) Organic Loan Growth and Pipeline PPP Cross-selling Opportunities COVID-19 • Return to Work Task Force • Oversight Committee 5

Total Loan Trends 17% Total Loan Growth In Millions PPP PPP $808 $819 6

Loan Details Q3 ’20 Q2 ’20 QTR Q3 ’19 LTM In Millions Change Change C&I $ 1,081 $ 1,058 $ 23 $ 1,175 $ (94) CRE, Investor Owned 1,284 1,301 (17) 1,281 3 CRE, Owner Occupied 583 600 (17) 566 17 SBA PPP loans 819 808 11 — 819 Enterprise Value Lending1 367 383 (16) 417 (50) Life Insurance Premium Financing1 518 521 (3) 468 50 Residential Real Estate 322 327 (5) 386 (64) Construction and Land Development 450 456 (6) 404 46 Tax Credits1 369 363 6 266 103 Agriculture1 191 191 — 136 55 Other 142 132 10 129 13 Total Loans $ 6,126 $ 6,140 $ (14) $ 5,228 $ 898 1Specialized categories may include a mix of C&I, CRE, construction and land development, or other loans. 7

Commercial & Industrial Loan Trends In Millions 37% C&I Growth PPP PPP $808 $819 8

PPP Loans Total $819 Million PPP Loans by Industry PPP Loans by Location Health Care Construction 10.1% 10.4% Manufacturing Southeast 9.7% 3.5% Accomodation, Midwest Food Service 68.6% 11.3% Retail West Trade 3.8% 8.4% Northeast 2.2% Professional Services Other 16.7% Southwest 33.4% 21.9%  1% coupon, 2.6% average yield PPP Loans by Size $ In Millions  99% 2 year maturity; 1% 5 year maturity  No PPP loans or servicing have been sold Size Number of Loans Balance Average Balance  Forgiveness process has not started as of Q3 ‘20 $5-10 Million 6 $44.4 $7.4 $2-5 Million 66 187.5 2.8  1,928 PPP loans totaling $39.1 million are < $50,000; $1.6 million in fees < $2 Million 3,777 587.2 0.2 Total 3,849 $819.1 $0.2 9

Total Loans By Business Unit In Millions Note: Q2 '20 and Q3 '20 excludes PPP loans 10

Loan Portfolio Loans by Product Type Loans by Industry Type Finance and Real Estate/ Insurance Construction 7.4% Rental/Leasing 11.4% Residential 5.2% 26.2% Other Services Other 2.3% 9.4% CRE 30.5% EVL 6.0% Manufacturing Other 8.3% LIPF 8.5% 32.1% Construction 7.0% Tax Credit 6.0% Professional Services 5.6% Agriculture 3.1% C&I 17.6% PPP 13.4% LIBOR 40.2% Fixed 37.0% Loans by Total $6.1 Billion Rate Type Other Adjustable Prime PPP Fixed 4.2% 5.2% 13.4% 11

Deposit Trend In Millions u Last Twelve Months Growth Rate = 19% 12

Loan Deferrals Summary Loan Deferrals by Industry In Millions Interest deferred at September 30, 2020 $4.5 Other Hospitality 29.9% Total Loans Receiving Deferrals $690.8 15.6% Less: Loans Moved Out of Deferral Status 551.5 Retail Trade Total Total Loans in Deferral Status at September 30, 2020 $139.3 5.4% $690.8 Million st 1 Round Deferrals $53.2 Manufacturing 2nd Round Deferrals * 86.1 6.2% Real Estate/Rental/ Total Loans in Deferral Status at September 30, 2020 $139.3 Healthcare Leasing 6.5% 36.4% *2nd Round Deferrals Include $58.3 Million of Hospitality Loans Full Contractual Deferrals by Term Principal Only Deferrals by Term Other 1.7% 180 Day 18.5% 90 Day Total 180 Day 90 Day Total 15.1% 74.2% $355.8 Million 72.8% $335.0 Million Other 0.4% 30 Day 6.9% 60 Day 60 Day 8.3% 2.1% 13

Loan Deferrals

Loan Deferrals by Loan Type

In Thousands

	Total Deferrals	Loans Moved out of Deferral Status	Loans in Deferral Status Q3 '20	2nd Round Deferrals (Included in Q3 '20)
Commercial Real Estate	$395,991	$347,910	$48,081	$38,932
Commercial and Industrial	175,865	129,824	46,041	23,822
Construction Real Estate	97,026	52,783	44,243	23,348
Residential Real Estate	21,821	20,847	974	-
Other	114	102	12	-
Total	**$690,817**	**$551,466**	**$139,351**	**$86,102**

Aging of Loan Deferrals

In Thousands

	Current	30-89 Days Past Due	90+ Days Past Due	Total
Commercial Real Estate	$387,162	$118	$8,711	$395,991
Commercial and Industrial	175,366	499	-	175,865
Construction Real Estate	97,026	-	-	97,026
Residential Real Estate	21,125	220	476	21,821
Other	114	-	-	114
Total	**$680,793**	**$837**	**$9,187**	**$690,817**

Risk Ratings of Loan Deferrals

In Thousands

	Risk Rating at time of Deferment	Risk Rating Current	Risk Rating of 2nd Round Deferrals
Pass (1-2)	$5,282	$5,135	$-
Pass (4)	18,764	-	-
Pass (5)	264,980	29,702	1,000
Pass (6)	319,448	526,688	57,672
Watch (7)	63,998	110,471	27,430
Classified (8)	18,345	18,821	-
Total	**$690,817**	**$690,817**	**$86,102**

Expiration of Loan Deferrals

In Thousands

	Oct 2020	Nov 2020	Dec 2020	Jan 2021	Total
Commercial Real Estate	$27,814	$18,871	$1,095	$301	$48,081
Commercial and Industrial	31,731	4,683	9,176	451	46,041
Construction Real Estate	7,911	25,395	10,937	-	44,243
Residential Real Estate	653	321	0	-	974
Other	12	-	-	-	12
Total	**$68,121**	**$49,270**	**$21,208**	**$752**	**$139,351**

14

Allowance for Credit Losses for Loans Q3 '20 ACL as a % ACL Loans of Loans In Thousands Commercial and industrial $ 57,870 $ 3,152,394 1.84 % Commercial real estate 39,143 2,027,886 1.93 % Construction real estate 18,918 474,727 3.99% $123,270 $110,270 Residential real estate 5,331 321,792 1.66 % Other 2,008 149,508 1.34 % Total loans $ 123,270 $ 6,126,307 2.01 % Reserves on enterprise value lending and agricultural lending, which are included in the categories above, represented $20.1 million and $1.8 million, respectively. 15

Earnings Per Share Trend - Q3 2020 Change in EPS $0.64 $0.56 Q2 '20 Net Interest Incremental Provision for Noninterest Merger-Related Q3 '20 Income Accretion Credit Losses Income Expense 16

Net Interest Income Trend In Millions 2% NII Growth 17

Credit Trends for Loans Net Charge-offs (annualized) Total Loan Growth In Millions bps bps bps bps bps In Millions EFSC Q3 '20 Q2 '20 NPAs/Assets* = 0.59% 0.61% NPLs/Loans* = 0.75% 0.78% ALLL/NPLs = 311.1% 265.9% ALLL/Loans* = 2.32% 2.07% *A Non-GAAP Measure, Refer to Appendix for Reconciliation. Excludes PPP loans for Q3 '20 and Q2 '20 18

Change in Allowance for Credit Losses for Loans In Thousands • New loans • Changes in • Qualitative • Change in • Changes in macro- reserves for reserves for composition of economic certain loan individually existing loans factors segments, evaluated loans including: • Changes in • Changes in Hospitality risk ratings historical loss ◦ Loan and past due given default ◦ deferrals status rates $123,270 ◦ EVL $110,270 • Charge-off and recoveries 19

Noninterest Income Trend In Millions Fee Income Other Fee Income Detail 20

Operating Expenses Trend In Millions $0.4 * A Non-GAAP Measure, Refer to Appendix for Reconciliation 21

Capital In Thousands 11.6% 11.2% 11.4% 11.0% 11.4% Holding Company liquidity position 8.0% continues to support strategic capital planning initiatives, including debt service and dividends. *A Non-GAAP Measure, Refer to Appendix for Reconciliation. Excludes PPP loans for Q2 and Q3 2020 22

Third Quarter 2020 Earnings Webcast Appendix

Earnings Per Share Trend - 2020 Change in EPS $2.45 $1.73 Q3 '19 YTD Net Interest Incremental Provision for Noninterest Noninterest Merger-Related Change in/ Q3 '20 YTD Income Accretion Credit Losses Income Expense Expense Shares ETR

Use of Non-GAAP Financial Measures The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as adjusted EPS, core net interest income, core net interest margin, tangible common equity, core efficiency ratios, ROATCE, adjusted ROAA, adjusted ROAE, and adjusted ROATCE, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The Company considers its adjusted EPS, core net interest income, core net interest margin, core efficiency ratio, adjusted ROAA, adjusted ROAE, ROATCE, adjusted ROATCE, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by loss share agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures.  The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject. The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Reconciliation of Non-GAAP Financial Measures

($ in thousands)	Quarter ended Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Nine months ended Sep 30, 2020	Sep 30, 2019
CORE PERFORMANCE MEASURES							
Net interest income	$ 63,354	$ 65,833	$ 63,368	$ 61,613	$ 63,046	$ 192,555	$ 177,104
Less: Incremental accretion income	1,235	719	1,273	576	2,140	3,227	4,207
Core net interest income	62,119	65,114	62,095	61,037	60,906	189,328	172,897
Total noninterest income	12,629	9,960	13,408	14,418	13,564	35,997	34,758
Less: Other income from non-core acquired assets	—	—	—	4	1,001	—	1,368
Less: Gain on sale of investment securities	417	—	4	(94)	337	421	337
Less: Other non-core income	—	265	—	—	—	265	266
Core noninterest income	12,212	9,695	13,404	14,508	12,226	35,311	32,787
Total core revenue	74,331	74,809	75,499	75,545	73,132	224,639	205,684
Total noninterest expense	39,524	37,912	38,673	38,354	38,239	116,109	127,131
Less: Other expenses related to non-core acquired loans	25	12	12	33	18	49	224
Less: Merger related expenses	1,563	—	—	—	393	1,563	17,969
Core noninterest expense	37,936	37,900	38,661	38,321	37,828	114,497	108,938
Core efficiency ratio	51.04 %	50.66 %	51.21 %	50.73 %	51.73 %	50.97 %	52.96 %
NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)							
Net interest income	$ 64,192	$ 66,537	$ 63,978	$ 62,141	$ 63,483	$ 194,707	$ 178,188
Less: Incremental accretion income	1,235	719	1,273	576	2,140	3,227	4,207
Core net interest income	$ 62,957	$ 65,818	$ 62,705	$ 61,565	$ 61,343	$ 191,480	$ 173,981
Average earning assets	$ 7,770,084	$ 7,571,196	$ 6,791,459	$ 6,704,506	$ 6,604,083	$ 7,379,012	$ 6,193,197
Reported net interest margin	3.29 %	3.53 %	3.79 %	3.68 %	3.81 %	3.52 %	3.85 %
Core net interest margin	3.22	3.50	3.71	3.64	3.69	3.47	3.76

Reconciliation of Non-GAAP Financial Measures Quarter ended Sep 30, Jun 30, Mar 31, Dec 31, Sep 30, ($ in thousands) 2020 2020 2020 2019 2019 SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS Shareholders’ equity $ 882,267 $ 867,963 $ 846,436 $ 867,185 $ 846,095 Less: Goodwill 210,344 210,344 210,344 210,344 211,251 Less: Intangible assets 21,820 23,196 24,585 26,076 27,626 Tangible common equity $ 650,103 $ 634,423 $ 611,507 $ 630,765 $ 607,218 Total assets $ 8,367,976 $ 8,357,501 $ 7,500,643 $ 7,333,791 $ 7,346,791 Less: Goodwill 210,344 210,344 210,344 210,344 211,251 Less: Intangible assets 21,820 23,196 24,585 26,076 27,626 Tangible assets $ 8,135,812 $ 8,123,961 $ 7,265,714 $ 7,097,371 $ 7,107,914 Tangible common equity to tangible assets 7.99% 7.81% 8.42% 8.89% 8.54%

Reconciliation of Non-GAAP Financial Measures Quarter ended Sep 30, Jun 30, Mar 31, Dec 31, Sep 30, ($ in thousands) 2020 2020 2020 2019 2019 CALCULATION OF PRE-PROVISION NET REVENUE Net interest income $ 63,354 $ 65,833 $ 63,368 $ 61,613 $ 63,046 Noninterest income 12,629 9,960 13,408 14,418 13,564 Less: Noninterest expense 39,524 37,912 38,673 38,354 38,239 Merger-related expenses 1,563 — — — 393 PPNR (excluding merger-related expenses) $ 38,022 $ 37,881 $ 38,103 $ 37,677 $ 38,764 Average assets $ 8,341,968 ROAA - GAAP net income 0.86 % PPNR ROAA - Non-GAAP 1.81 % Quarter ended Sep 30, Jun 30, ($ in thousands) 2020 2020 IMPACT OF PAYCHECK PROTECTION PROGRAM Tangible assets - Non-GAAP (see reconciliation above) $ 8,135,812 $ 8,123,961 PPP loans outstanding, net (819,100) (807,814) Adjusted tangible assets - Non-GAAP $ 7,316,712 $ 7,316,147 Tangible common equity Non - GAAP (see reconciliation above) $ 650,103 $ 634,423 Tangible common equity to tangible assets 7.99% 7.81 % Tangible common equity to tangible assets - adjusted tangible assets 8.89% 8.67%

Third Quarter 2020 Earnings Webcast Q & A